Exhibit 99.1

REAL INDUSTRY REPORTS FISCAL 2017 SECOND quarter RESULTS

Company to host conference call on August 9, 2017, at 10:00 a.m. EDT

NEW YORK, August 8, 2017 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its fiscal second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

-	Revenues increased to $350.2 million, compared to $320.9 million in the prior-year period and $337.1 million sequentially from the fiscal 2017 first quarter
-	Net loss was $6.2 million, compared to a loss of $1.2 million in the prior-year period and a loss of $11.3 million sequentially from the fiscal 2017 first quarter
-	Segment Adjusted EBITDA was $17.2 million, down from $20.9 million in the prior-year period but up 40% from $12.3 million sequentially from the fiscal 2017 first quarter
-	Consolidated liquidity remains solid at $71.3 million of which $66.9 million relates to Real Alloy

Third Quarter 2017 Outlook

-

Scrap spread environment for Real Alloy North America (“RANA”) expected to remain similar to second quarter, while Real Alloy Europe (“RAEU”) market is expected to tighten compared to the strong spreads RAEU experienced year-to-date

-	Automotive industry in both segments expected to have more typical seasonal summer shutdowns compared to prior-year

Management Commentary

Mr. Kyle Ross, President and Chief Executive Officer of Real Industry, stated, “During the fiscal 2017 second quarter, our corporate team remained focused on assessing opportunities for successful execution of our long-term M&A strategy. At Real Alloy, as expected, a more favorable secondary aluminum pricing and scrap spread environment, along with the team’s focus on operational excellence drove improved performance in the second quarter of 2017. Segment Adjusted EBITDA improved by approximately 40% compared to the first quarter, and RAEU delivered its highest Segment Adjusted EBITDA performance since 2011. We anticipate the current scrap market environment in North America will continue to have a positive impact on our results in the second half of the year, even though secondary alloy prices remain well below recent historical averages. We also expect our automotive customers to take normal seasonal summer and holiday shutdowns this year, which was not the case the past two years.”

Second Quarter 2017 Consolidated Financial Results

Real Industry reported revenues of $350.2 million in the second quarter of 2017, driven by Real Alloy’s aggregate 289,900 metric tonnes invoiced. This compares to $320.9 million in revenues on an aggregate 294,000 metric tonnes invoiced in the second quarter of 2016. The year-over-year increase in revenue was primarily due to the increased proportion of buy/sell volume, which contributes substantially more revenue per tonne than tolling arrangements because the metal value is included in sales, as well as a higher metal price environment. Real Industry reported a net loss of $6.2 million and a net loss available to common stockholders of $7.3 million in the quarter ended June 30, 2017, or a loss of $0.25 per basic and diluted share.

During the period, RANA reported $234.4 million in revenues on 194,800 tonnes invoiced. The mix between buy/sell and tolling transactions for RANA was 56% and 44%, respectively, compared to 51% and 49% in the second quarter of 2016. Compared to the prior-year period, total volume decreased slightly, but revenues were higher by 10% driven primarily by a 5% shift from tolling to buy/sell volume which includes the incremental contribution of the Beck Alloys acquisition’s 8,100 metric tonnes. Compared to the prior sequential quarter, second quarter revenues were 4% higher, similarly driven by increased buy/sell volumes due to commercial sales efforts.

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RAEU reported revenues of $115.8 million on 95,100 tonnes invoiced in the second quarter. The mix between buy/sell and tolling arrangements was unchanged when compared to that of the prior-year period at 44% and 56%, respectively. Total volume was relatively flat when compared to the prior-year period, but revenues increased by 7% due to increased selling prices year-over-year. Compared to the prior sequential quarter, second quarter revenues were higher by 4% driven by higher selling prices offsetting a 3% shift from buy/sell to tolling volume.

In the aggregate, Real Alloy generated Segment Adjusted EBITDA of $17.2 million in the second quarter of 2017, compared to $20.9 million in the prior-year period, and $12.3 million sequentially from the first quarter of 2017. While Segment Adjusted EBITDA improved by approximately 40% from the sequential quarter, the business continued to experience quite different operating conditions in each segment.

RANA’s Segment Adjusted EBITDA of $8.7 million in the second quarter compared to $14.3 million in the prior-year period and $6.3 million in the first quarter of 2017. Segment Adjusted EBITDA per tonne increased to $45 sequentially from $32, but remained below the prior-year second quarter’s $72. RAEU’s Segment Adjusted EBITDA increased year-over-year and sequentially to $8.5 million in the second quarter, from $6.6 million in the prior-year period and $6.0 million in the first quarter. RAEU’s Segment Adjusted EBITDA per tonne increased to $89 sequentially from $63 and over the prior-year second quarter’s $70. RANA’s results improved sequentially due to higher scrap spreads and reduced costs, but they were negatively impacted by lower volume, changes in business mix between tolling and buy/sell, and lower scrap spreads compared to the prior-year period. With stable volume and product mix, RAEU benefited from lower costs in the second quarter and more favorable scrap spreads and margins year-over-year.

Real Alloy reduced its SG&A expenses by $1.1 million in the second quarter compared to the prior-year period. Capital expenditures for the second quarter decreased to $4.9 million from $5.8 million in the prior-year period.

Outside of the Company’s segments, corporate operating costs, which primarily represent SG&A expenses, were $2.5 million in the second quarter of 2017, which is a reduction of $1.1 million from the prior-year period. Of these expenses, $0.7 million was noncash shared-based compensation expense, compared to $0.5 million in the prior-year period.

Balance Sheet and Liquidity

As of June 30, 2017, Real Industry’s cash and cash equivalents were $18.4 million, total debt was $379.5 million, and stockholders’ equity was $21.6 million. The Company’s total liquidity was $71.3 million as of June 30, 2017, of which $66.9 million relates to Real Alloy.

Conference Call and Webcast Information

The Company will host a conference call at 10:00 a.m. EDT on Wednesday, August 9, 2017, during which management will discuss the results of operations for the second quarter ended June 30, 2017.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q2-2017. The webcast will be archived and accessible for approximately 30 days.

A replay will be available shortly after the call in the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a holding company that seeks to create a sustainably profitable enterprise by allocating capital to improve the value of its existing businesses and to execute accretive acquisitions with a disciplined

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approach to value and structure. Our business strategy also seeks to take advantage of Real Industry’s U.S. federal net operating loss tax carryforwards of $916 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about: our financial results, including for the fiscal second quarter of 2017, as well as our expectations for future financial trends and performance of our business and our strategy in future periods including during fiscal 2017; our ability to take advantage of opportunities to acquire assets with upside potential; the expected benefits to the Company of the integration of Beck Aluminum Alloys into Real Alloy; future opportunistic investments; our evaluation of other potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such differences include, but are not limited to, changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity and scrap price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; the impact of tariffs and trade regulations on our operations; the impact of any changes in U.S. or non-U.S. tax laws on our operations or the value of our NOLs; our ability to service, and the high leverage associated with, Real Alloy’s indebtedness, and compliance with the terms of the indebtedness, including the restrictive covenants that constrain the operation of its business and the businesses of our subsidiaries; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Forms 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 10, 2017 and August 8, 2017 and Form 10-K filed with the SEC on March 13, 2017, and similar disclosures in subsequent reports filed with the SEC, which are available on our website at www.realindustryinc.com and on the SEC website at https://www.sec.gov.

Contact

Real Industry, Inc.

Jeehae Shin

(212) 201-4126

investor.relations@realindustryinc.com

The Equity Group, Inc.

Adam Prior

(212) 836-9606

aprior@equityny.com

Carolyne Y. Sohn

(415) 568-2255

csohn@equityny.com

Real Industry, Inc.
Unaudited Condensed Consolidated Balance Sheets
	June 30,	December 31,
(In millions, except share and per share amounts)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$18.4	$27.2
Trade accounts receivable, net	112.9	88.4
Financing receivable	32.5	28.4
Inventories	120.1	118.2
Prepaid expenses, supplies and other current assets	29.0	24.6
Total current assets	312.9	286.8
Property, plant and equipment, net	289.8	289.2
Equity method investment	5.6	5.0
Identifiable intangible assets, net	11.3	12.5
Goodwill	42.9	42.2
Other noncurrent assets	8.5	9.8
TOTAL ASSETS	$671.0	$645.5
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$124.3	$115.8
Accrued liabilities	51.4	46.4
Long-term debt due within one year	3.1	2.3
Total current liabilities	178.8	164.5
Accrued pension benefits	45.9	42.0
Environmental liabilities	11.6	11.6
Long-term debt, net	376.4	354.2
Common stock warrant liability	2.1	4.4
Deferred income taxes, net	2.5	2.5
Other noncurrent liabilities	6.7	6.9
TOTAL LIABILITIES	624.0	586.1
Redeemable Preferred Stock	25.4	24.9
Stockholders' equity:
Preferred stock	—	—
Additional paid-in capital	545.9	546.7
Accumulated deficit	(524.0)	(506.2)
Treasury stock	—	—
Accumulated other comprehensive loss	(1.4)	(7.1)
Total stockholders' equity—Real Industry, Inc.	20.5	33.4
Noncontrolling interest	1.1	1.1
TOTAL STOCKHOLDERS' EQUITY	21.6	34.5
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$671.0	$645.5

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Real Industry, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2017	2016	2017	2016
Revenues	$350.2	$320.9	$687.3	$630.3
Cost of sales	332.1	298.6	655.8	591.4
Gross profit	18.1	22.3	31.5	38.9
Selling, general and administrative expenses	12.4	14.6	26.8	30.0
Losses (gains) on derivative financial instruments, net	0.6	(1.5)	1.7	(0.3)
Amortization of identifiable intangible assets	0.6	0.6	1.2	1.2
Other operating expense, net	0.7	0.5	1.6	2.0
Operating profit	3.8	8.1	0.2	6.0
Nonoperating expense (income):
Interest expense, net	9.6	9.1	20.6	18.3
Change in fair value of common stock warrant liability	0.2	(1.3)	(2.3)	(0.7)
Loss (income) from equity method investment	0.5	—	(0.6)	—
Foreign exchange losses (gains) on intercompany loans	(1.4)	1.6	(2.2)	(1.0)
Other, net	—	(0.2)	0.3	(0.2)
Total nonoperating expense, net	8.9	9.2	15.8	16.4
Loss from continuing operations before income taxes	(5.1)	(1.1)	(15.6)	(10.4)
Income tax expense	1.1	0.2	1.9	0.9
Loss from continuing operations	(6.2)	(1.3)	(17.5)	(11.3)
Earnings from discontinued operations, net of income taxes	—	0.1	—	0.1
Net loss	(6.2)	(1.2)	(17.5)	(11.2)
Earnings from continuing operations attributable to noncontrolling interest	0.3	0.3	0.4	0.4
Net loss attributable to Real Industry, Inc.	$(6.5)	$(1.5)	$(17.9)	$(11.6)
LOSS PER SHARE
Net loss attributable to Real Industry, Inc.	$(6.5)	$(1.5)	$(17.9)	$(11.6)
Dividends on Redeemable Preferred Stock, in-kind	—	(0.5)	—	(0.9)
Dividends on Redeemable Preferred Stock, in cash or accrued	(0.5)	—	(1.1)	—
Accretion of fair value adjustment to Redeemable Preferred Stock	(0.3)	(0.2)	(0.5)	(0.5)
Net loss available to common stockholders	$(7.3)	$(2.2)	$(19.5)	$(13.0)
Basic and diluted loss per share:
Continuing operations	$(0.25)	$(0.08)	$(0.67)	$(0.43)
Discontinued operations	—	0.01	—	—
Basic and diluted loss per share	$(0.25)	$(0.07)	$(0.67)	$(0.43)

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Real Industry, Inc.
Unaudited Segment Information

	Three Months Ended June 30, 2017
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Corporate and Other	Total
Metric tonnes invoiced:
Tolling arrangements	86.1	53.6		139.7
Buy/sell arrangements	108.7	41.5		150.2
Total metric tonnes invoiced	194.8	95.1		289.9
Revenues	$234.4	$115.8	$—	$350.2
Cost of sales	225.8	106.3	—	332.1
Gross profit	$8.6	$9.5	$—	$18.1

Selling, general and administrative expenses	$5.9	$4.0	$2.5	$12.4
Depreciation and amortization	$6.7	$3.4	$—	$10.1
Capital expenditures	$2.9	$2.0	$—	$4.9
Segment Adjusted EBITDA	$8.7	$8.5		$17.2
Segment Adjusted EBITDA per metric tonne invoiced	$45	$89		$59

	Three Months Ended June 30, 2016
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Corporate and Other	Total
Metric tonnes invoiced:
Tolling arrangements	98.3	52.7		151.0
Buy/sell arrangements	101.1	41.9		143.0
Total metric tonnes invoiced	199.4	94.6		294.0
Revenues	$212.4	$108.4	$0.1	$320.9
Cost of sales	197.3	101.3	—	298.6
Gross profit	$15.1	$7.1	$0.1	$22.3

Selling, general and administrative expenses	$7.2	$3.8	$3.6	$14.6
Depreciation and amortization	$7.7	$2.9	$—	$10.6
Capital expenditures	$3.5	$2.3	$—	$5.8
Segment Adjusted EBITDA	$14.3	$6.6		$20.9
Segment Adjusted EBITDA per metric tonne invoiced	$72	$70		$71

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	Six Months Ended June 30, 2017
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Corporate and Other	Total
Metric tonnes invoiced:
Tolling arrangements	172.9	104.2		277.1
Buy/sell arrangements	218.5	86.1		304.6
Total metric tonnes invoiced	391.4	190.3		581.7
Revenues	$460.0	$227.3	$—	$687.3
Cost of sales	445.5	210.3	—	655.8
Gross profit	$14.5	$17.0	$—	$31.5

Selling, general and administrative expenses	$12.9	$8.2	$5.7	$26.8
Depreciation and amortization	$15.0	$6.6	$—	$21.6
Capital expenditures	$5.3	$5.2	$—	$10.5
Segment Adjusted EBITDA	$15.0	$14.5		$29.5
Segment Adjusted EBITDA per metric tonne invoiced	$38	$76		$51

	Six Months Ended June 30, 2016
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Corporate and Other	Total
Metric tonnes invoiced:
Tolling arrangements	199.8	104.7		304.5
Buy/sell arrangements	195.9	85.8		281.7
Total metric tonnes invoiced	395.7	190.5		586.2
Revenues	$413.2	$217.0	$0.1	$630.3
Cost of sales	383.3	208.1	—	591.4
Gross profit	$29.9	$8.9	$0.1	$38.9

Selling, general and administrative expenses	$15.0	$8.1	$6.9	$30.0
Depreciation and amortization	$15.5	$9.8	$—	$25.3
Capital expenditures	$7.5	$3.6	$—	$11.1
Segment Adjusted EBITDA	$27.5	$11.7		$39.2
Segment Adjusted EBITDA per metric tonne invoiced	$69	$61		$67

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NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our chief operating decision-maker (“CODM”) and management use Segment Adjusted EBITDA as the primary performance metric for the Company’s segments and believe this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Senior Secured Notes and parties to the revolving credit facilities with respect to the ongoing performance of our underlying business activities. In addition, Segment Adjusted EBITDA is a component of certain covenants under the Indenture governing the Senior Secured Notes.

Our Segment Adjusted EBITDA calculation represents segment net earnings (loss) before interest, taxes, depreciation and amortization, and certain other items including, unrealized gains and losses on derivative financial instruments, charges and expenses related to acquisitions, and certain other gains and losses.

Segment Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. While we disclose Segment Adjusted EBITDA as the primary performance metric of our segments in accordance with GAAP, it is not a financial measurement calculated in accordance with GAAP, and when analyzing our operating performance, investors should use Segment Adjusted EBITDA in addition to, and not as an alternative for, net earnings (loss), operating profit (loss) or any other performance measure derived in accordance with GAAP. Segment Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

These limitations include, but are not limited to the following:

•	Segment Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures, asset replacements or contractual commitments;
•	Segment Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•	Segment Adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under our long-term debt;
•	Segment Adjusted EBITDA does not reflect certain tax payments that may represent a reduction in cash available to us; and
•	Segment Adjusted EBITDA does not reflect the operating results of Corporate and Other.

Other companies, including companies in our industry, may calculate these measures differently and the degree of their usefulness as a comparative measure correspondingly decreases as the number of differences in computations increases.

In addition, in evaluating Segment Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the reconciliation provided below. Our presentation of Segment Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following table presents a reconciliation of Segment Adjusted EBITDA to consolidated net loss for the three and six months ended June 30, 2017 and 2016:

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Real Industry, Inc.
Unaudited Reconciliation of Segment Adjusted EBITDA to Net Loss
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Segment Adjusted EBITDA	$17.2	$20.9	$29.5	$39.2
Unrealized gains (losses) on derivative financial instruments	(0.1)	1.9	(0.4)	1.5
Segment depreciation and amortization	(10.1)	(10.6)	(21.6)	(25.3)
Amortization of inventories and supplies purchase accounting adjustments	—	(0.3)	—	(0.9)
Corporate and Other selling, general and administrative expenses	(2.5)	(3.6)	(5.7)	(6.9)
Other, net	(0.7)	(0.2)	(1.6)	(1.6)
Operating profit	3.8	8.1	0.2	6.0
Interest expense, net	(9.6)	(9.1)	(20.6)	(18.3)
Change in fair value of common stock warrant liability	(0.2)	1.3	2.3	0.7
Foreign exchange gains (losses) on intercompany loans	1.4	(1.6)	2.2	1.0
Income (loss) from equity method investment	(0.5)	—	0.6	—
Other nonoperating income (expense), net	—	0.2	(0.3)	0.2
Income tax expense	(1.1)	(0.2)	(1.9)	(0.9)
Earnings from discontinued operations, net of income taxes	—	0.1	—	0.1
Net loss	$(6.2)	$(1.2)	$(17.5)	$(11.2)